UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) April 5, 2021

TRAQIQ, INC.

(Exact Name of Registrant as Specified in its Charter)

California	000-56148	30-0580318
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File number)	Identification No.)

14205 SE 36th Street, Suite 100

Bellevue, WA 98006

(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code (425) 818-0560

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	TRIQ	OTCQB

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On April 5, 2021, the Board of Directors of TraQiQ, Inc. (the “Company”) unanimously approved the addition of Mr. Richard J. Berman as a member of the Board of Directors of this Company.

In connection with his election as a director, Mr. Berman entered into the company’s standard Director Agreement, which includes provisions describing the terms of his service as a director, protecting the company’s intellectual property and confidential information, limiting competitive activities and solicitation of employees and providing for indemnification in certain situations.

Richard Berman’s business career spans over 35 years of venture capital, senior management, and merger & acquisitions experience. In the past five years, Berman has served as a director and/or officer of over a dozen public and private companies. Currently, he is a director of five public companies - Cryoport Inc., Comsovereign Holding Corp., BioVie Inc., Advaxis Inc and Cuentas, Inc. Over the last decade he has served on the board of five companies that have reached over one billion in market capitalization - Cryoport, Advaxis, EXIDE, Internet Commerce Corporation, and Ontrak (Catasys).

Previously, Mr. Berman worked at Goldman Sachs; was Senior Vice President of Bankers Trust Company, where he started the M&A and Leveraged Buyout Departments. Subsequently, he created the largest battery company in the world in the 1980’s, by merging Prestolite, General Battery and Exide to form Exide Technologies (XIDE); helped create SoHo, NYC by developing five buildings. He advised on over $4 billion M&A transactions, completing over 300 deals.

Mr. Berman is a past director of the Stern School of Business of NYU where he obtained his B.S. and M.B.A. degrees. He also has U.S. and foreign law degrees from Boston College and the Hague Academy of International Law, respectively.

Mr. Berman’s compensation shall be 250,000 of the common stock of the company to vest over 3 years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

TRAQIQ, INC.

Date: April 6, 2021

/s/ Ajay Sikka
Ajay Sikka
Chief Executive Officer